Exhibit 99.1

NEWS RELEASE

CONTACTS:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
David Belian
(862) 261-8141

Actavis plc is now Allergan plc

– Company Begins Trading as “AGN” on New York Stock Exchange Today –

– Redesigned Logo Celebrates Rich Heritage and Emergence as Growth Pharma Leader –

– Unites Global Brand Portfolio under Allergan Name –

– U.S. and Canada Generics Business to Retain Actavis Name –

DUBLIN, IRELAND – June 15, 2015 – Actavis plc announced that the company has adopted Allergan plc (NYSE: AGN) as its new global name and will begin trading today under a new symbol – AGN – after ringing The Opening Bell at the New York Stock Exchange. The company name change follows the acquisition of Allergan in March 2015 and the approval of the name change by Actavis shareholders on June 5. The combination of Allergan and Actavis created one of the world’s top 10 pharmaceutical companies by revenue and a leader in a new industry model – Growth Pharma.

“Today is an exciting day for Allergan and our 30,000 employees around the world who have helped us reach this special moment,” said Brent Saunders, CEO and President of Allergan. “By adopting the Allergan name, we are ensuring that our corporate identity reflects the transformation of our company within the pharmaceutical industry and our position as a dynamic new breed of company – a leader in Growth Pharma. Today, under one company name and identity, we set out on a new path forward, encouraging our employees across the globe to be bold in how we think and act, to engage and to move quickly to meet the needs of physicians, patients and customers.

“Allergan is home to world-renowned brands, the best-in-class global generics business, a premier pharmaceutical pipeline of medicines including brands, generics, biosimilars, OTC products and devices, as well as the fourth largest distributor in the U.S., which will retain the name Anda. Allergan’s fully integrated business provides unique opportunities to respond quickly to customer and patient needs, and change the lives of those who depend on us.”

Allergan has initiated a rebranding campaign that will guide the transition of its facilities, operations and commercial presence around the world to the new company name. The company has launched a new global web site at www.Allergan.com. Based on feedback received from customers, the company’s U.S. and Canadian generics business will continue to operate under the Actavis name, capitalizing on its exceptional brand equity among customers.

Allergan has also today adopted a distinctive redesign of the company identity and logo. The new icon in the logo speaks to the strength of the Company’s unique capabilities, the energy and passion of its people and its forward momentum. The circular shapes personify movement; purposeful paths of change and growth; growing spheres of influence and ideas; and achievement across brands and generics.

The result is a new, momentum-building and accessible visualization that celebrates Allergan’s emergence as a Growth Pharma leader. Together, all united, all moving, resulting in an evolving, growing Company focused on a singular purpose – to power bold ideas in healthcare for people around the world.

About Allergan

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a unique, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing innovative branded pharmaceuticals, high-quality generic and over-the-counter medicines and biologic products for patients around the world.

Allergan markets a portfolio of best-in-class products that provide valuable treatments for the central nervous system, eye care, medical aesthetics, gastroenterology, women’s health, urology, cardiovascular and anti-infective therapeutic categories, and operates the world’s third-largest global generics business, providing patients around the globe with increased access to affordable, high-quality medicines. Allergan is an industry leader in research and development, with one of the broadest development pipelines in the pharmaceutical industry and a leading position in the submission of generic product applications globally.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives.

For more information, visit Allergan’s website at www.allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (such periodic public filings having been filed under the “Actavis plc” name). Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.